UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 5, 2006

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16615	84-1288730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On May 5, 2006, the Board of Directors of Liberty Media Corporation approved a grant of 30,000 options to purchase shares of Liberty’s Series A common stock to each member of the Board who is not an employee of Liberty (each, a nonemployee director). The options were granted under the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan and have a per share exercise price of $8.70, which was the closing price of Liberty’s Series A common stock on the grant date. The options vest (i) on the one year anniversary of the grant date, provided that the grantee serves as a nonemployee director on such anniversary, or (ii) upon the earlier termination of the grantee’s service as a nonemployee director by reason of death or disability. If Liberty’s previously announced, pending restructuring is completed, service on the board of directors of Liberty’s successor issuer will be deemed service to Liberty for purposes of the vesting schedule. The options have a term of 10 years, subject to early termination in the event grantee is terminated as a nonemployee director for “cause” and certain other specified exceptions.

The option grants were made in lieu of the automatic, annual grant by Liberty of stock appreciation rights (SARs) to its nonemployee directors. The annual grant policy, under which a grant of 11,000 SARs would have been made to each of Liberty’s nonemployee directors on June 1, 2006, was terminated by the Board on May 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2006

LIBERTY MEDIA CORPORATION

By:	/s/ Christopher W. Shean
	Name:	Christopher W. Shean
	Title:	Senior Vice President
and Controller